Exhibit 10.7

The redacted information has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (“Agreement”) is by and between Incedo, Inc. dba IB Technology Solutions Inc., a Delaware Corporation (“Supplier”), with offices at 2350 Mission College Blvd, Suite# 246, Santa Clara, CA 95054, and AssetMark, Inc., a California corporation (“Company”) with offices at 1655 Grant Street, 10th Floor, Concord, CA 94520. This Agreement shall become effective on the date on which the last party to sign this Agreement affixes its signature here to (the “Effective Date”).

1. Master Agreement; Statements of Work.

(a) Agreement Structure. This is a Master Services Agreement containing terms and conditions to be applicable to one or more written Statements of Work (“SOWs”), which shall be numbered consecutively and may be in the form attached hereto as Exhibit A, or in such other form as may be agreed upon by the parties. A SOW shall specify services and any deliverables to be provided by Supplier (such services and deliverables together, “Services”), applicable fees, term for which Services shall be provided, specifications, service levels, and project timelines, as well as any requirements which are in addition to the general provisions of this Agreement, such as specific project milestones, acceptance criteria and/or other quality and warranty considerations. If any service, function or responsibility not specifically described in this Agreement and not expressly identified as a retained Company responsibility is required for the proper performance, provision, delivery or receipt of the Services, each shall be deemed to be implied by and included within the scope of the Services to the same extent and in the same manner as if it was specifically described in this Agreement. No SOW shall be effective unless signed by the parties. Any change in the Services or other provisions of the SOW may be made only by a written amendment signed by the parties. Except as otherwise expressly provided herein or in a SOW, Supplier shall supply all personnel, equipment, assets and facilities necessary to perform the Services. Where Supplier personnel operate from Company premises under an SOW, Company shall provide such resources, facilities and access as identified in the SOW or separately agreed by the parties in writing.

(b) Parties to SOWs. Services purchased under this Agreement may be used by Company on behalf of itself and for the benefit of all its Affiliates. “Affiliate” means a legal entity (i) controlled by a party or (ii) controlling or under direct or indirect common control with a party. For purposes of this definition, “control” means (x) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other equity interests of an entity (or if outside the United States and a foreign investor is not permitted to own more than fifty percent (50%), the maximum percent ownership allowed for a foreign investor), or (y) the possession, directly or indirectly, of the power to direct or cause the direction of the management and polices of an entity, whether through the ownership of voting securities, by contract, or otherwise. Any Company Affiliate may purchase Services directly by executing its own SOW. In such case, the Company Affiliate that signs the SOW shall be solely responsible for payment with respect to such Services and performance of the Agreement in connection with the SOW (i.e., each SOW shall be deemed, upon its execution, to incorporate the terms and conditions of this Agreement and shall constitute a separate, distinct and independent contract between Supplier and the signing Affiliate), and shall be entitled to all rights and responsible for all obligations of Company under this Agreement, with respect to the particular Services purchased by such Company Affiliate.

AssetMark Master Services Agreement

(c) Relationship of Agreement and SOWs. Each SOW shall be incorporated into and subject to the terms of this Agreement. A SOW may contain terms and conditions in addition to those in this Agreement. However, if a SOW contains terms or conditions that directly conflict with the body of this Agreement, the provisions in the body of this Agreement shall control, unless the SOW expressly provides that such conflicting term or condition supersedes this Agreement. Such additional or different terms or conditions shall be applicable only to the SOW in which they are contained.

(d) No Minimum/No Exclusivity. Nothing contained in this Agreement alone shall constitute a commitment by Company to purchase Services. Such a commitment shall arise only from an SOW signed by the parties. This Agreement is nonexclusive, and Company may contract with other entities to perform services related to or within the terms of any SOW.

(e) FOR USE IF ACCEPTANCE OF PRODUCT IS NEEDED: Acceptance. When Supplier has completed a Service, it shall notify Company in writing that the Service is ready for acceptance testing. Company shall have thirty (30) days (or such other period as may be expressly set forth in a SOW) from receipt of the notice to test the Service to determine whether it complies in all material respects with the requirements of this Agreement, any applicable SOW, service levels, and, solely to the extent not inconsistent with the foregoing, any documentation furnished by Supplier (collectively, the “Specifications”). Upon completion of Company’s review and testing, Company shall notify Supplier whether it has accepted such Service (“Accept”), or whether it has identified discrepancies with the Specifications (“Reject”). If Company Rejects a Service, Company shall provide a written list of items that must be corrected. On receipt of Company’s notice, Supplier shall promptly commence, at no additional charge to Company, all reasonable efforts to complete, as quickly as possible, such necessary corrections, repairs and modifications to the Services as will permit them to be ready for retesting, but in no event shall such corrective measures exceed twenty (20) days (or such other time as the parties may agree upon in writing) from receipt of Company’s notice. The testing and evaluation process shall resume, as set forth above, with Company having an additional thirty (30) day testing period. If Company determines that the Services, as revised, still do not comply in all material respects with the Specifications, Company may either (1) afford Supplier the opportunity to repeat the correction and modification process as set forth above at no additional cost or charge to Company, or (2) depending on the nature and extent of the failure in Company’s sole judgment, terminate the relevant SOW(s). The foregoing procedure shall be repeated until the Services pass the applicable Specifications, or Company elects to terminate the SOW(s) as provided above. If Company terminates a SOW as provided above, Supplier shall pay to Company, within ten (10) business days of written notice of termination, all sums paid to Supplier by Company under this Agreement for the Services as to which the termination applies.

2. Term and Termination.

(a) Term of Agreement. This Agreement shall remain in effect for a term of three (3) years from the Effective Date with automatic renewals for successive one (1) year terms, unless Company provides Supplier with written notice of non-renewal at least sixty (60) days prior to the end of the then-current term.

AssetMark Master Services Agreement

(b) Term of SOWs. Each SOW shall commence as of the Commencement Date as defined in such SOW and shall continue for the term and renewal periods (if any) set forth in such SOW.

(c) Termination of SOWs. Either party to a SOW may terminate such SOW for cause upon not less than thirty (30) days’ prior written notice to the other upon the occurrence of any of the following: (i) the other party’s material breach of any provision of the SOW or this Agreement as it applies to such SOW provided that such breach has not been cured to the non-breaching party’s satisfaction within thirty (30) days after such notice; or (ii) if the non-terminating party shall be or become insolvent, shall call any meeting of creditors or have appointed a receiver or trustee over itself or its assets, or if any petition, proceeding or other action under any bankruptcy laws shall be filed by or instituted against the non-terminating party. Company may terminate any and all SOWs for its convenience, without termination fee or penalty, upon not less than thirty (30) days’ prior written notice to Supplier.

(d) Termination of the Agreement. Only Company (and not any Company Affiliate) or Supplier shall have the right to terminate the Agreement for cause upon not less than thirty (30) days’ prior written notice to the other upon the occurrence of any of the following: (i) the other party’s material breach of any provision of this Agreement independent of any SOW provided that such breach has not been cured to the non-breaching party’s satisfaction within thirty (30) days after such notice; or (ii) if the non-terminating party shall be or become insolvent, shall call any meeting of creditors or have appointed a receiver or trustee over itself or its assets, or if any petition, proceeding or other action under any bankruptcy laws shall be filed by or instituted against the non-terminating party. Company (and not any Company Affiliate) may terminate the Agreement, any SOW, or any Service for its convenience, without termination fee or penalty, upon not less than thirty (30) days’ prior written notice to Supplier.

(e) Duties Upon Termination or Expiration. Upon termination or expiration of any SOW, Supplier shall send Company its final invoice for such SOW and Company shall pay Supplier for Services performed in accordance with such SOW and this Agreement prior to termination or expiration. Upon termination of any SOW, Supplier shall refund Company any pre-payments made by Company on account of Services which were intended to be performed beyond the termination date. Upon termination or expiration of any SOW, as relates to such expired or terminated SOW, Supplier shall, at no additional cost, (i) deliver all completed work and work in progress to Company or its designee, (ii) provide Company or its designee a written report on the status of the Services in a form and level of detail reasonably satisfactory to Company, (iii) make Supplier’s personnel reasonably available to meet with Company or its designee, (iv) provide such further information as Company or its designee may reasonably request, and (v) cooperate with and assist Company to wind-down the Services and transfer the Services to Company or its designee. Upon Company’s written request, Supplier also shall continue to perform the Services at the then-current rates set forth in the SOW for a period not to exceed one (1) year and the SOW and this Agreement shall continue in effect throughout such period.

AssetMark Master Services Agreement

(f) Effect of Termination. Termination of any one or more SOWs shall not constitute a termination of this Agreement or any remaining SOWs not so terminated. If this Agreement is terminated or expires prior to the termination or expiration of the then-current term of any SOWs and such SOWs are not also expressly terminated or have not expired, then such SOWs shall continue for the then-current term and this Agreement shall continue in effect with respect to such SOWs until the termination or expiration of the then-current term of such SOWs. Termination of this Agreement or any SOW shall not limit either party from pursuing any other remedies available to it pursuant to this Agreement.

3. Services.

(a) Obligation to Provide Services. Supplier shall provide the Services described in each SOW.

(b) Use of Licensed Materials. If Supplier is to use any software or other material licensed to Company or any Company Affiliate by a third party, such use must be permitted by and shall be subject to any restrictions in the applicable license. Supplier may be required to execute a confidentiality agreement, sublicense or other appropriate agreement with Company, Company Affiliate and/or such third party prior to such use.

(c) Business Continuity. Supplier shall maintain a Business Continuity and Disaster Recovery Plan for the Services (the “Plan”), and implement such plan in the event of any unplanned interruption of the Services. On or before the Effective Date, Supplier shall provide Company with a copy of Supplier’s current Plan, revision history, and any reports or summaries relating to past testing of the Plan. Supplier shall actively test, review, and update the Plan on at least an annual basis using American Institute of Certified Public Accountants standards and other industry best practices as guidance. Supplier shall promptly provide Company with copies of all such updates to the Plan. All updates shall be subject to the requirements of this Section. In any event, any future updates or revisions to the Plan shall be no less protective than the plan in effect as of the Effective Date. Supplier shall notify Company of the completion of any audit (e.g., ISO 9000) of the Plan and promptly provide Company with a copy of the audit report and reasonable evidence that any identified deficiencies have been corrected. Supplier shall also promptly provide Company with copies of all reports and/or summaries resulting from any testing of the Plan. If Supplier fails to reinstate the Services within the periods of time set forth in the Plan, Company may in addition to any other remedies available hereunder, in its sole discretion, immediately terminate this Agreement as a non-curable breach. Supplier shall maintain disaster avoidance procedures designed to safeguard Company’s data and the data processing capability, and availability of the Services, throughout the Term. Additional disaster recovery/business continuity requirements may be set forth in the individual SOWs. Supplier shall immediately notify Company of any disaster or other event in which the Plan is activated. Without limiting Supplier’s obligations under this Agreement, whenever a disaster causes Supplier to allocate limited resources between or among Supplier’s customers, Company shall receive at least the same treatment as comparable Supplier customers with respect to such limited resources. The provisions of Section 13 (d) (Force Majeure) shall not limit Supplier’s obligations under this section.

AssetMark Master Services Agreement

(d) Services Not to Be Withheld. Supplier shall not voluntarily refuse to provide all or any portion of the Services except Supplier may refuse Services upon Company’s failure to pay undisputed amounts due after notice and an opportunity to cure as applicable to material breaches. If Supplier breaches or threatens to breach this Section, Supplier agrees that Company shall be irreparably harmed and shall be entitled to apply to a court of competent jurisdiction for and be granted an injunction compelling specific performance by Supplier without the necessity of posting any bond notwithstanding anything else to the contrary in this Agreement.

(e) Quality Assurance. Company shall have the right to conduct audits, to monitor and to perform or witness inspections or tests of the Services furnished hereunder or to otherwise determine Supplier’s compliance with the SOW and the Agreement, at Supplier’s facility or at such other location where the Services are being developed or provided, at no charge to Company.

(f) Compliance Audit. During the Term, to the extent Supplier engages a third party auditor to perform a SSAE 16 audit or successor audit of Supplier’s operations, information security program, and/or disaster recovery/business continuity plan, Supplier shall promptly furnish a copy of the audit report to Company. Any such audit reports shall be deemed Supplier Confidential Information. In the event an audit under this Section identifies any adverse findings, Supplier shall promptly mitigate such findings and provide written documentation to Company of such mitigation. If Supplier fails to mitigate all findings within a reasonable period of time, which shall not exceed thirty (30) days without Company’s prior written authorization, Company may terminate this Agreement without further obligation, including payment of any termination or similar fee or penalty.

4. Representations and Warranties.

(a) Services. Supplier represents and warrants that its Services hereunder shall be provided by qualified individuals in a professional and workmanlike manner conforming to the highest industry standards and practices, and in strict accordance with all applicable law, regulations, codes and standards of government agencies, authorities or self regulatory organizations having jurisdiction, and shall conform to any additional warranties, specifications, service levels and time frames in the SOW.

(b) No Claims/No Infringement. Supplier represents and warrants that no claim (whether or not embodied in an action, past or present) that the Services infringe on any patent, copyright, trademark or service mark, or misappropriate any trade secret or other proprietary right, has been threatened or asserted, and no such claim is pending against Supplier or against any entity from which Supplier obtained such rights. Supplier represents and warrants that Company’s use of the Services as contemplated in the SOW and this Agreement shall not infringe on any patent, copyright, trademark, or service mark or misappropriate any trade secret or infringe any proprietary or intellectual property right of any party, including without limitation Supplier, any employee or contractor of Supplier or any third party.

AssetMark Master Services Agreement

(c) Compliance with Laws. Supplier further represents and warrants it shall, in connection with its performance hereunder, comply with all applicable laws, ordinances, rules, regulations, building codes, electrical codes, business licenses, visas, work permits, court orders, and governmental or regulatory agency orders (collectively, “Laws”), including, without limitation, Laws relating to non-discrimination, human rights, child labor, and other employment and labor Laws and applicable foreign export Laws, and Laws pertaining to health, safety, the environment, and hazardous materials.

(d) Offshore Transmission of PI. Except for jurisdictions expressly identified in an SOW, Supplier represents and warrants it shall not transmit or make available any PI to any entity or individual outside the continental United States. Supplier represents and warrants that all Supplier systems used in providing the Services that access Company systems and the data therein in permitted jurisdictions outside the United States shall be configured as follows: (i) all print screen and screen capture functionality shall be disabled; (ii) no Company data will be cached on Supplier systems or transferred to any form of local storage media; (iii) the Supplier systems shall not be capable of printing any Company data or other Confidential Information; (iv) all USB, Firewire, and other similar ports shall be disabled; and (v) all wireless services (e.g., WiFi, Bluetooth®, etc.) shall be disabled. In addition, Supplier shall not permit any recording devices (e.g., cameras, smartphones, audio records, video recorders, etc.) of any kind in the areas of Supplier’s facilities where the systems are located that access and display Company data.

(e) No Hidden Costs. Supplier represents and warrants that (i) any licenses or agreements from or with any third party that must be obtained by Company for the Company to use the Services as provided in this Agreement are expressly set forth in the applicable SOW and (ii) there are no additional, undisclosed license fees or expenses payable to third parties required to be paid by Company for the Company to use the Services as provided in this Agreement.

(f) Malware and Disabling Code.

    (i)     “Malware” means computer software, code or instructions that (A) adversely affect the operation, security or integrity of a computing, telecommunications or other digital operating or processing system or environment, including without limitation, other programs, data, databases, computer libraries and computer and communications equipment, by altering, destroying, disrupting or inhibiting such operation, security or integrity; (B) without functional purpose, self-replicate without manual intervention; (C) purport to perform a useful function but which actually perform either a destructive or harmful function, or perform no useful function and utilize substantial computer, telecommunications or memory resources; or (D) without authorization collect and/or transmit to third parties any information or data, including without limitation such software, code or instructions commonly known as viruses, Trojans, logic bombs, worms, adware and spyware.

    (ii)     “Disabling Code” means any code which could have the effect of permitting improper use, access, deletion or modification of, or, unless Company agrees otherwise in writing, disabling, deactivating, damaging or shutting down one or more software programs or systems and/or hardware or hardware systems, including without limitation, time bombs, protect codes, data destruction keys, trap doors and similar code or devices.

AssetMark Master Services Agreement

    (iii)     Throughout the term of any SOW, Supplier shall take commercially reasonable measures consistent with the highest industry standards to prevent the coding or introduction of any Malware or Disabling Code into the Services and any Company or Company Affiliate system interfacing with the Services, including without limitation the information, data and other materials delivered by or on behalf of Supplier to the Company, any Company Affiliate or their customers or third party suppliers, or the introduction of any Malware into operating environments and processes used by Supplier to provide the Services. Supplier shall continue to review, analyze and implement improvements to and upgrades of its Malware prevention and correction programs and processes that are reasonable and consistent with the highest industry standards. If Malware or Disabling Code is found to have been introduced into the Services, any Company or Company Affiliate system interfacing with the Services, or the information, data and other materials delivered by or on behalf of Supplier to the Company, any Company Affiliate or their customers or third party suppliers, or if any Malware is found to have been introduced into the operating environments and processes used by Supplier to provide the Services, Supplier shall promptly notify the Company (and any affected Company Affiliate) and Supplier shall take immediate and continuing action to eliminate the Malware or Disabling Code and remediate its effects at Supplier’s expense; provided, however, Supplier shall not take any such action with respect to the systems of Company’s or Company Affiliates’ customers and third party suppliers except at Company’s request. Notwithstanding the foregoing, if such Malware or Disabling Code was introduced by or through the Company or a Company Affiliate and Supplier has complied with its obligations set forth in this Section, Company shall be responsible for the reasonable costs incurred by Supplier to eliminate and remediate the effects of such Malware or Disabling Code. At Company’s request, Supplier shall report to Company the nature and status of all Malware and Disabling Code elimination and remediation efforts.

(g) Open Source Software. Supplier represents and warrants that unless Company agrees otherwise in writing, the Services including without limitation any software included in the Services or otherwise provided by Supplier hereunder shall not contain any open source software, shareware, freeware or other similar software, and except for the license and other terms expressly set forth in this Agreement, the software provided by Supplier is not subject to any other express or implied terms, conditions or restrictions, including, but not limited to, additional license terms.

(h) Export Control. Supplier represents and warrants that any technology (including without limitation any hardware or software) provided by Supplier or its designee to Company or a Company Affiliate as part of the Services (i) is not designated for control under the U.S. Munitions List of the International Traffic in Arms Regulations of the Department of State and (ii) does not fall within an Export Control Classification Number under the Commerce Control List requiring an export license under the U.S. Export Administration Regulations of the Bureau of Industry and Security of the Department of Commerce.

AssetMark Master Services Agreement

(i) Exclusive Warranties. THE FOREGOING WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, REGARDING THE QUALITY OR PERFORMANCE LEVEL OF SERVICES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5. Personnel.

(a) Project Management. Each party shall designate in each SOW a project manager who shall be such party’s primary point of contact regarding the Services. Each party may designate a new project manager upon reasonable written notice to the other party.

(b) Supplier Personnel. In the event that, as a result of the actions, inaction, or replacement of Supplier project staff, additional or accelerated work is required to perform this Agreement, Supplier shall perform all such work at no additional charge to Company. In addition, Supplier represents and warrants that it will, to the maximum extent possible, take all necessary steps to assure continuity over time of the membership of the group constituting Supplier’s project staff. Supplier shall promptly fill any staff vacancy with personnel having qualifications at least equivalent to those of the project staff member(s) being replaced. In the event Supplier replaces any personnel, all transition tasks, including, but not limited to training, knowledge transfer, and other time involved with the replacement personnel becoming familiar with Company and the Services, shall be at no additional cost to Company. Additionally, in order to ensure a smooth transition between re-placement and former Supplier personnel, Supplier shall make the replacement Supplier Personnel available to shadow the personnel to be replaced for a period of not less than ten (10) Business Days. During such shadow period, Company shall only be responsible for the Charges associated with the personnel to be replaced.

(c) Immigration Status of Vendor Personnel. Supplier is solely responsible for ensuring compliance with all laws and regulations, foreign and domestic, with regard to the immigration and visa status of its personnel, including personnel engaged to perform Services at Company facilities in the United States. Supplier may request Company assistance, however Company shall have no obligation to provide any such assistance with regard to securing visas or other immigration documentation for Supplier’s personnel. In the event Company agrees to provide the Supplier-requested assistance, additional liability, including further indemnity, will be required of Supplier.

(d) Removal of Supplier Personnel. Upon written notice to Supplier, Company may require that Supplier promptly remove any Supplier employee or agent who is not providing Services in accordance with the Agreement or the SOW. In such event, Supplier shall promptly provide qualified replacement personnel and shall pay the costs attributable to familiarizing such personnel with the Services.

(e) Compliance with Company Policies by Supplier Personnel. Supplier, its employees and agents shall comply with Company’s guidelines and policies applicable to providers of goods and/or services to Company, including without limitation Company’s Code of Ethics applicable to such providers. Supplier, its employees and agents also shall comply with Company’s safety and security policies applicable to providers. These policies may include, without limitation, the requirement that Company screen Supplier, its employees and agents against government-restricted lists and/or that Supplier provide at its expense criminal background checks and/or drug screenings of its employees and agents.

AssetMark Master Services Agreement

(f) Notice of Labor Disputes. Supplier shall promptly notify Company of any and all pending labor complaints, disputes or controversies involving any of Supplier’s employees, permitted subcontractors or agents providing Services pursuant to this Agreement and shall regularly report to Company the progress and status thereof. Supplier shall use all reasonable efforts to resolve any such complaint, dispute or controversy.

(g) Drug Abuse Policies. If, (A) at any time during the assignment the Company believes in good faith that an employee or agent of Supplier is intoxicated or under the influence of an illegal substance, or (B) as a consequence of an accident caused by or involving the Supplier’s employee or agent on Company’s premises during the performance of this Agreement, Company or Supplier reasonably deems it likely to have been related to the employee’s or agent’s use of an illegal substance, Supplier shall remove such employee or agent from Company’s assignment and, at Supplier’s expense, have each such person submit to a standard seven–panel drug test. If, for any such person, the drug test reveals positive indications of drug use, then such person may be re-assigned to perform Services only after Supplier obtains Company’s written approval for such assignment, which approval may be withheld for any lawful reason. Supplier shall pay the cost of familiarizing any replacement with the Services.

(h) Criminal Background Checks. Prior to assignment of any Supplier personnel to perform Services under this Agreement and at Company’s request (which shall be no more frequently than annually) thereafter, Supplier shall at its expense for each such person obtain a criminal background check consisting at a minimum of a review of state and federal convictions for felonies or misdemeanors for the counties of residence of such person during the prior seven (7) years. If, for any such person, the criminal background check reveals a conviction, then such person may be assigned to perform Services only after Supplier obtains Company’s written approval for such assignment, which approval may be withheld for any lawful reason. Supplier shall and Company may (and Supplier will advise any of its employees or agents who provide Services under this Agreement on premises of such parties’ right to) require a subsequent criminal background check, in addition to the ongoing annual checks referenced above, if either party has a reasonable basis to believe a change in such person’s criminal history has occurred. Any subsequent criminal history checks shall be performed by Supplier at Supplier’s expense.

(i) Fingerprinting Requirements. To the extent applicable federal, state, county or local laws, ordinances, statutes, rules, regulations or license or permit requirements applicable to the Services change, Supplier will adjust its policies and procedures consistent therewith. Supplier acknowledges that it is aware of the fingerprinting requirements in Rule 17f-2 under the Securities Exchange Act of 1934, (the “Rule”) and will be responsible for submitting the required fingerprints and accompanying information required by the Rule of its employees covered by the Rule to the Company’s Operations Leader as defined by the applicable SOW or as Company may subsequently direct in writing. Supplier acknowledges that it will maintain records of those employees covered by the Rule pursuant to the Rule and that it will provide these documents to Company as Company may reasonably request.

AssetMark Master Services Agreement

(j) Denied Persons List. All Supplier personnel performing the Services, regardless of their location, shall be validated by Supplier upon assignment, to have not been on any list published and maintained by the government of the United States of America of persons or entities with whom any U.S. person or entity is prohibited from conducting business. Presently, the lists of such persons or entities include without limitation the following web sites: (a) Denied Persons List on the Bureau of Industry and Security (currently available at http://www.bis.doc.gov/dpl/default.shtm) or (b) the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control, Department of Treasury (currently available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx). In the event of either party becoming aware of any Supplier personnel involved in providing Services being included in the list of prohibited persons or entities, Supplier shall promptly remove such personnel from the provision of Services under this Agreement. Supplier shall conduct a quarterly review of the lists mentioned above and shall provide to Company results of such reviews. Supplier shall report to Company immediately if the name of any of Supplier’s personnel is placed on any list published by the government of the United States of America of persons or entities with whom any US person or entity is prohibited from conducting business and shall immediately, at Supplier’s sole expense, remove such person(s) from performing any Services and as soon as possible and replace such person(s) with qualified person(s) whose names do not appear on such lists.

(k) Communication Systems and Access to Information. During the Term, Supplier may receive access to Company Systems. Such Systems are intended for legitimate business use related to Company’s business. Supplier acknowledges that Supplier does not have any expectation of privacy as between Supplier and Company in the use of or access to Company’s Systems and that all communications made with such Systems or equipment by or on behalf of Supplier are subject to Company’s scrutiny, use and disclosure, in Company’s discretion. Company reserves the right, for business purposes, to monitor, review, audit, intercept, access, archive and/or disclose materials sent over, received by or from, or stored in any of its electronic Systems. This includes, without limitation, email communications sent by users across the internet and intranet from and to any domain name owned or operated by Company. This also includes, without limitation, any electronic communication system that has been used to access any of Company’s Systems. Supplier further agrees that Supplier will use all appropriate security, such as, for example, encryption and passwords (Supplier must provide passwords and keys to Company), to protect Company’s Confidential Information from unauthorized disclosure (internally or externally) and that the use of such security does not give rise to any privacy rights in the communication as between Supplier and Company. Company reserves the right to override any security passwords to obtain access to voicemail, email, computer (and software or other applications) and/or computer disks on Company’s Systems. Supplier also acknowledges that Company reserves the right, for any business purposes, to search all work areas (e.g., offices, cubicles, desks, drawers, cabinets, computers, computer disks and files) and all personal items brought onto Company property or used to access Company Systems.

AssetMark Master Services Agreement

6. Nondisclosure; Security.

(a) Confidential Information. Each party may have access to information from the other party or its Affiliates that would reasonably be considered proprietary or confidential, including but not limited to the other party’s or its Affiliates’ financial information, technical information, business plans, policies, or products (“Confidential Information” or “CI”). Company’s CI shall include any written reports, findings, conclusions, recommendations, or reporting data and analysis prepared by Supplier and provided to Company under this Agreement. Supplier also may have access to personally identifiable information of current, former and prospective customers and employees of Company or Company Affiliates (“Personal Information” or “PI”). Without limiting the foregoing, PI includes (i) non-public personally identifiable information of individuals who seek to obtain, obtain or have obtained insurance or other financial products or services from Company or its Affiliates which products and services are used or intended to be used for personal, family or household purposes, and (ii) Protected Health Information as defined in 45 Code of Federal Regulations Section 164.501, as amended from time to time. For the avoidance of doubt, all PI shall be deemed Company CI.

(b) Exclusions. A party’s CI shall not include information that (i) is or becomes a part of the public domain through no act or omission of the other party in violation of this Agreement; (ii) was in the other party’s lawful possession prior to the disclosure and had not been obtained under an obligation of confidentiality by the other party either directly or indirectly from the disclosing party; (iii) is lawfully disclosed to the other party by a third party not known by the receiving party to be bound by a duty of non-disclosure; or (iv) is independently developed by the other party without use of the CI. One party may disclose the other party’s CI or PI without violation hereof to the extent such disclosure is required by applicable law, regulation or governmental or judicial order; provided, that the party making such disclosure has given the other party advance written notice of the intended disclosure and a reasonable opportunity to seek a protective order or other confidential treatment of the CI or PI, each to the extent permitted by law; provided, further, that the disclosure is limited to that required by such applicable law, regulation or governmental or judicial order.

(c) Use and Nondisclosure. The parties agree to hold each other’s CI in confidence, and Supplier agrees to hold PI in confidence. Each party agrees to use the other’s CI, and in Supplier’s case, PI, in accordance with all applicable laws. Each party agrees not to use the other’s CI, and Supplier agrees not to use PI, for any purpose other than the implementation of this Agreement and not to make each other’s CI or, in the case of Supplier, PI, available in any form to any third party, except that CI or PI may be disclosed to the parties’ Affiliates, attorneys, accountants, agents, contractors and consultants on a need-to-know basis under obligations of confidentiality and limited use at least as restrictive as those contained herein. Supplier agrees not to transmit Company’s CI or PI to any country other than the country of origin for such Information without Company’s prior written consent. Each party agrees to use the same degree of care that it uses to protect its own confidential information of a similar nature and value, but in no event less than the standard of care imposed by applicable laws and regulations relating to the protection of such information and, in the absence of any legally imposed standard of care, a reasonable standard of care, to ensure that the other party’s CI and, in the case of Supplier, PI, is not disclosed or

AssetMark Master Services Agreement

distributed by its employees, Affiliates, attorneys, accountants, agents, contractors, consultants or agents in violation of this Agreement. Such care shall include, but not be limited to, Supplier’s maintenance of appropriate administrative, technical, procedural and physical safeguards to: (i) ensure the security, integrity and confidentiality of Company’s CI and PI, (ii) protect against any anticipated threats or hazards to the confidentiality, security or integrity of Company’s CI and PI, and (iii) protect against unauthorized access to or use of Company’s CI and PI. Company shall have the right to inspect Supplier’s practices regarding Company’s CI and PI upon reasonable advance notice. Each party shall be responsible for any breaches of this nondisclosure Section by any of its employees, Affiliates, attorneys, accountants, agents, contractors or consultants.

(d) Security Breaches. Supplier shall promptly report to Company any unauthorized access to or disclosure or use of Company’s CI or PI by Supplier or its agents (each, a “Security Breach”). Supplier shall provide Company with a detailed description of the Security Breach, the type of data that was the subject of the Security Breach, the name and any other identifying information of each affected individual (if applicable) that is in Supplier’s possession, and any other information Company may request concerning the Security Breach as soon as such information can be obtained. Supplier agrees to take action immediately, at its own expense, to (i) investigate the Security Breach, including without limitation its causes and effects, (ii) identify, prevent and mitigate the effects of any such Security Breach, (iii) carry out any recovery or other action necessary to remedy the Security Breach and prevent a recurrence, and (iv) notify Company of the progress and results of the foregoing. At Company’s option, such action shall include without limitation: (A) Supplier’s mailing of notices regarding the Security Breach to affected individuals (if applicable), the content of which shall be subject to Company’s prior written approval; and/or (B) Supplier’s provision of credit monitoring or other similar service to affected individuals (if applicable) offered by a reputable provider, for a reasonable duration but not less than twelve months, and including identity theft protection in a reasonable amount but not less than twenty thousand dollars ($20,000) per affected individual. Alternatively, Company may undertake either or both of the foregoing actions at Supplier’s expense. None of the foregoing actions shall limit any other remedies available to Company pursuant to this Agreement. Supplier shall not issue any press release or make any other public filing, report or communication regarding the Security Breach without Company’s prior written approval unless otherwise required by applicable law, regulation or governmental or judicial order; provided, that in such case Supplier has given Company advance written notice of the intended disclosure and a reasonable opportunity to seek a protective order or other confidential treatment of the information, each to the extent permitted by law; provided, further, that the disclosure is limited to that required by such applicable law, regulation or governmental or judicial order.

(e) Length of Obligation and Return of Information. The receiving party shall at any time upon the disclosing party’s written request either return or destroy, at the receiving party’s option, the disclosing party’s CI and/or, in the case of Company as the disclosing party, PI. Notwithstanding the foregoing, either party may keep a copy of the other party’s CI solely for maintaining reasonably appropriate business records or as may be required by law. A party’s CI, other than those portions of CI described below, shall be subject to these confidentiality obligations for five (5) years after the termination or expiration of the last SOW to which such CI pertains. Those portions of CI that are comprised of trade secrets shall be subject to these provisions for so long as they remain protected as trade secrets under applicable law. PI shall be subject to these provisions in perpetuity.

AssetMark Master Services Agreement

(f) Publicity. Supplier and its agents agree that, unless required by law, (i) no press release, acknowledgment or other information concerning the Agreement and the Services provided hereunder shall be made public by the Supplier without the prior written agreement of Company, and (ii) Supplier or its agents shall not identify Company or any Company Affiliate as a customer nor shall Supplier or its agents use Company’s or a Company Affiliate’s name, photographs, logo, trademark, or other identifying characteristics without Company’s prior written approval.

(g) Security Requirements. Supplier will maintain and enforce safety and physical security procedures with respect to its access, use, and possession of Company’s Confidential Information, including Personal Information, that are (a) compliant with the requirements of Exhibits B and C and, to the extent not inconsistent, at least equal to industry standards for such types of locations, and (b) which provide reasonably appropriate technical and organizational safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access of such information. In the event of any conflict between Exhibit B and the Agreement, the terms of Exhibit B will prevail. Without limiting the generality of the foregoing, Supplier will take all reasonable measures to secure and defend its location and equipment against “hackers” and others who may seek, without authorization, to modify or access Supplier systems or the information found therein. Supplier will periodically test its systems for potential areas where security could be breached. Supplier will immediately report to Company any breaches of security or unauthorized access to Company’s Confidential Information, including Personal Information, that Supplier detects or becomes aware of, in accordance with Section 6(d).

(h) Unauthorized Access. In the course of furnishing the Services, Supplier shall not access, and shall not permit its personnel or entities within its control to access, Company’s Systems without Company’s express written authorization. Such written authorization may subsequently be revoked by Company at any time in its sole discretion. Further, any access shall be consistent with, and in no case exceed the scope of, any such authorization given by Company. All Company authorized connectivity or attempted connectivity to Company’s Systems shall be only through Company’s security gateways and/or firewalls, and in conformity with applicable Company security policies.

(i) Supplier Systems. Supplier shall be solely responsible for all systems Supplier uses to access Company Systems. Supplier shall ensure that its systems include up-to-date anti-viral software to prevent viruses from reaching Company Systems through Supplier’s systems. Supplier shall prevent unauthorized access to Company Systems through the Supplier systems. Further, Supplier shall ensure Supplier personnel do not use any virtual private network or other device (“VPN”) to simultaneously connect machines on Company Systems to any machines on any Supplier or third party systems, without (i) using only a remote access method approved in writing and in advance by Company; (ii) providing Company with the full name of each individual who uses any such VPN and the phone number at which the individual may be reached while using the VPN; and (iii) ensuring that any computer used by Supplier personnel to remotely access Company Systems will not simultaneously access the Internet or any other third party network while logged on to Company Systems.

AssetMark Master Services Agreement

(j) Use of Personal Portable Devices. Without Company’s prior written authorization, under no circumstances will any Supplier personnel connect to any Company System or access, handle, or use any Company Confidential Information and/or data, for purposes of downloading, extracting, storing or transmitting the information and/or data through personally owned, rented, or borrowed equipment, including but not limited to, laptops, personal digital assistants, instant messaging devices, Universal Serial Bus (“USB”) devices and cell phones.

7. Intellectual Property.

(a) Definitions.

    (i)     The term “Materials” means all intellectual property rights, including without limitation all patents, patent applications, patent rights, trademarks, trademark applications, trade names, trade dress, service marks, service mark applications, domain names, copyrights, copyright applications, computer programs and other computer software (including, without limitation, all source and object code, algorithms, architecture, structure, display screens, layouts and development tools), inventions, designs, samples, specifications, schematics, know-how, trade secrets, processes, formulae, development tools, discoveries, improvements, ideas, techniques, materials, flow charts, outlines, lists, compilations, manuscripts, writings and pictorial materials, and all documentation and media constituting, describing or relating to the foregoing, including without limitation, manuals, memoranda and records.

    (ii)     The term “Derivative Work” means a work based on one or more pre-existing works, including, without limitation, a condensation, transformation, expansion or adaptation, that, if prepared without authorization of the owner of the copyright of such pre-existing work, would constitute a copyright infringement.

    (iii)     The term “Residuals” means the general knowledge and experience, including without limitation processes, methods, techniques, know-how and concepts, developed or acquired by a party in the course of the Services, but excluding any CI of the other party and any PI.

    (iv)     The term “Work Product” means all Materials created or developed by either party in connection with the Services during the term of this Agreement or any SOW.

(b) Ownership of Pre-existing Materials. All pre-existing Materials of Company or a Company Affiliate shall, as between Company and Supplier, be the property of Company or such Affiliate, as the case may be. All pre-existing Materials of Supplier or its suppliers shall, as between Supplier and Company, be the property of Supplier or its suppliers, as the case may be.

AssetMark Master Services Agreement

(c) Ownership of Work Product.

    (i)     Company Ownership. Company shall be the sole owner of, with the exclusive right to use and exploit, all Work Product on an as-created basis. Supplier shall notify Company of and assign to Company all Work Product on an as-created basis. Supplier agrees that, to the fullest extent permitted under the U.S. Copyright Act, Company shall own the copyright to the Work Product, and that Supplier shall develop such Work Product as work made for hire. In addition, Supplier shall irrevocably assign and transfer to Company all other intellectual property rights, including, but not limited to patent and trade secret rights, in and to all Work Product as such items are created. Any modifications, improvements or amendments to any pre-existing Supplier or its suppliers’ Materials shall be solely owned by Supplier or its suppliers only if such improvements, amendments or modifications are not included or incorporated in any way in any Work Product, and such Materials shall not be created using Company resources nor shall Company be charged for the creation of such Materials, nor shall any such Materials contain any Company Materials (i.e., the foregoing shall not be construed as an assignment or other grant of rights in any Company Materials).

    (ii)     License to Supplier Pre-existing Materials. Supplier shall notify Company of all pre-existing Supplier or its suppliers’ Materials incorporated into or otherwise necessary to use, modify or maintain any Work Product and Supplier hereby grants to Company and Company Affiliates a non-exclusive, perpetual, irrevocable, royalty free, worldwide, limited-transferable (as set forth below) right and license to use, make, have made, sell, practice, copy, display, distribute, maintain, modify and create Derivative Works from, in any and all media, pre-existing Supplier or its suppliers’ Materials incorporated into or otherwise necessary to use, modify or maintain any Work Product (A) for internal use within Company and Company Affiliates, or (B) otherwise in commerce in the normal course of Company’s or Company Affiliates’ businesses; provided, that Company’s and Company Affiliates’ rights to such shall be solely in connection with the Work Product. Such license to Supplier or its suppliers’ Materials may be transferred, assigned or sublicensed to any third party in connection with the sale, merger or disposition of the Work Product or the Company or Company Affiliate business or assets to which the Work Product relates. To the extent permitted by Company or a Company Affiliate, the agents, brokers, customers, third party administrators, consultants and contractors of Company and Company Affiliates shall also have the right to use the Supplier or its suppliers’ Materials under the license granted hereunder in connection with the business of Company or Company Affiliates.

    (iii)     No Further Use by Supplier of Work Product. Supplier agrees that it shall not provide to its other clients and customers, nor use in any way in the course of later engagements, the specific Work Product created for and delivered to Company pursuant to this Agreement. Company acknowledges that in the course of Supplier’s business, Supplier may develop, use, and distribute works that are substantially similar to the Work Product, including works similar in function, structure, sequence, or organization of the Work Product.

AssetMark Master Services Agreement

    (iv)     License to Company Materials. During the Term, Company grants Supplier a non-exclusive, non-transferable, terminable at-will license to use the Company Materials solely for Company’s benefit in connection with Supplier’s performance of the Services. Company may terminate the foregoing license at any time, without cause, on written notice to Supplier. Unless specifically authorized in the SOW or by Company in writing, Supplier shall use the Company Materials only in the form provided by Company, without modification. Except for the limited license provided in this subsection, nothing contained in this Agreement shall be construed as granting Supplier any right, title, or interest in or to any of the Company Materials or other intellectual property of Company.

    (v)     Third Party Intellectual Property Rights. In the event Supplier provides any third party intellectual property (the “Third Party Intellectual Property”) to Company in connection with this Agreement for which Company would be obligated to accept and be bound by any third party terms and conditions, the following shall apply: (1) Supplier shall specifically identify in writing all Third Party Intellectual Property in the applicable SOW; (2) Supplier shall attach to the applicable SOW written copies of all third party license agreements applicable to Company; and (3) Supplier warrants that (i) it has the right to license any Third Party Intellectual Property licensed to Company under this Agreement; (ii) to the best of Supplier’s knowledge, the Third Party Intellectual Property does not, and the use of the Third Party Intellectual Property by Company as contemplated by this Agreement will not, infringe any intellectual property rights of any third party; and (iii) unless specifically provided otherwise herein, Company shall have no obligation to pay any third party any fees, royalties, or other payments for Company’s use of any Third Party Intellectual Property in accordance with the terms of this Agreement. With regard to (i) any Third Party Intellectual Property that Supplier fails to identify in the applicable SOW, and (ii) any Third Party Intellectual Property embedded in the Work Product for which Company is not required to accept any third party terms and conditions, all such intellectual property shall be considered, as appropriate, part of and included in the definition of “Supplier Materials” and subject to all warranties, indemnities, and other requirements of this Agreement, including scope of license, relating to the Supplier Materials. To the extent permitted by law or contract, Supplier shall pass through to Company the warranties for the Third Party Intellectual Property.

(d) Residuals. Each party shall have the right to use for any purpose any Residuals from any Work Product.

(e) Further Assurances. Each party covenants and agrees, on its own behalf and on behalf of its employees, agents, successors and assigns, without further compensation, to promptly at any time upon the request of another party, its successors and assigns to provide such further information and execute such further assignments and documents, give testimony, and take all further legal acts as reasonably requested by the other party to perfect title to, or to acquire, transfer and maintain patent, copyright, trademark, mask work, trade secret and other legal protection for, Materials owned by the requesting party pursuant to this Section. Provided that under circumstances shall the foregoing be construed as an obligation on Company to assign or grant Supplier any intellectual property rights.

AssetMark Master Services Agreement

(f) Local Law Compliance. In addition to all other requirements of the Agreement relating to intellectual property ownership, Supplier shall ensure it has written agreements compliant with local law with all personnel, including subcontractors and agents, ensuring irrevocable assignment of all intellectual property rights of the personnel to Contractor such that Contractor may fulfill its obligations to perfect Company’s ownership in the Work Product.

8. Limitations on Liability. Neither party nor its Affiliates, nor any of such party’s or its Affiliates’ respective directors, officers, employees or agents, shall be liable to the other party or its Affiliates, or any of such other party’s or its Affiliates’ respective directors, officers, employees or agents, for any consequential, incidental, special, indirect, punitive or exemplary damages, including loss of profits and loss of business arising out of or related to this Agreement. The parties shall remain liable for all direct damages for claims arising out of or related to this Agreement, including but not limited to the cost to obtain substitute services or deliverables. The foregoing limitations and exclusions of liability shall not apply to or limit the party’s express obligations of indemnification under this Agreement, either party’s breach of Section 6 (Nondisclosure), or either party’s infringement of the other party’s intellectual property rights.

9. Indemnification.

(a) Certain Claims. Each party shall indemnify, defend, and hold harmless the other party, the other party’s Affiliates, and each of such other party’s and such other party’s Affiliates’ respective directors, officers, employees and agents (each, an “Indemnified Party”) from all losses, damages, fines, sanctions, injuries, costs and expenses (including without limitation court costs and reasonable attorneys’ fees) associated with each of the following, provided in each case that the Indemnified Party comply with the procedure set forth below:

    (i)     claims asserted by a third party, against the party claiming indemnification and directly and proximately caused by the acts or omissions of the other party (the “Indemnifying Party”), its Affiliates and/or each of their directors, officers, employees or agents (collectively together with the Indemnifying Party, the “Indemnifying Group”), arising out of or related to this Agreement;

    (ii)     personal injury, including death, or damage to tangible property, suffered by any Indemnified Party and directly and proximately caused by the acts or omissions of any member of the Indemnifying Group, arising out of or related to this Agreement;

    (iii)     willful misconduct, gross negligence, or violation of applicable law by any member of the Indemnifying Group, arising out of or related to this Agreement.

(b) Infringement Claims. Supplier shall indemnify, defend, and hold harmless any Company Indemnified Party from all losses, damages, fines, sanctions, injuries, costs and expenses (including without limitation court costs and reasonable attorneys’ fees) related to any claim that any Materials furnished by Supplier and used by or for any Company Indemnified Party in connection with the Services infringe a third party’s copyright, trademark, service mark or

AssetMark Master Services Agreement

patent, misappropriates a third party’s trade secret, or otherwise infringe any third party’s intellectual property or proprietary right. Supplier shall have no liability for any claim of infringement or misappropriation to the extent resulting from: (i) the Company Indemnified Party’s use of a superseded or altered release of some or all of such Materials if infringement would have been completely avoided by the use of a subsequent unaltered release of such Materials, if such subsequent release is provided on a timely basis at no additional cost, and following a reasonable period for such subsequent release to be implemented, and Supplier’s written notification that use of the subsequent release would avoid the infringement, or (ii) the Company Indemnified Party’s use of such Materials in conjunction with software, data, or material not furnished by Supplier unless the possibility of such use was known, recommended, authorized or approved by Supplier or otherwise contemplated under the relevant SOW. In the event that some or all Materials furnished by Supplier become the subject of an infringement claim indemnified above, Supplier shall, at its expense and without limiting any other remedy available to the Company Indemnified Party pursuant to this Agreement, either (x) modify such Materials to make them non-infringing while retaining the same or equivalent functionality, (y) obtain for any Company Indemnified Party who had a right to use the Materials, a license to continue using such Materials or (z) replace the Materials with substantially similar Materials with the same or equivalent functionality. In the event Supplier is unable for any reason to provide one of the foregoing remedies within forty-five (45) days of notice of the claim and such time is not extended by the mutual written agreement of the parties, Company may terminate this Agreement, return the infringing item(s) and receive a refund of all fees paid for the infringing items, prorated over five (5) years from the date of original delivery to Company.

(c) Claims Regarding Personal Information and Violation of Laws. Supplier shall indemnify, defend, and hold harmless any Company Indemnified Party from all losses, damages, fines, sanctions, injuries, costs and expenses (including without limitation court costs and reasonable attorneys’ fees) arising out of (i) a Supplier Indemnifying Group member’s violation of Laws or (ii) the breach by any member of the Supplier Indemnifying Group of its obligations pursuant to Section 6 above with respect to Personal Information.

(d) Procedure. The following procedure shall be applicable to indemnification sought pursuant to this Section. The Indemnified Party shall promptly notify the Indemnifying Party of a claim subject to this Section; provided however, that failure to do so shall not preclude such party’s right to indemnification if such failure does not materially prejudice the Indemnifying Party, and if such failure does materially prejudice the Indemnifying Party then the Indemnified Party’s rights shall only be diminished to the extent of the prejudice. The Indemnified Party shall control the defense and/or settlement of the claim; provided, however, that upon receipt of notice of the claim, the Indemnifying Party shall have the right to assume control the defense of the claim by providing the Indemnified Party notice of such assumption within thirty (30) days after receipt of notice of the claim. The Indemnifying Party’s control of the defense shall include the right to compromise or settle such claim for money damages which the Indemnifying Party shall pay with no admission of wrongdoing by the Indemnified Party; provided, however, that any compromise or settlement shall include an unconditional release of the Indemnified Party of all liability on such claim. Any other compromise or settlement must be approved by the Indemnified Party which approval shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party

AssetMark Master Services Agreement

assumes control of the defense, (i) the Indemnified Party shall participate in such defense and/or settlement as reasonably requested by the Indemnifying Party and at the Indemnifying Party’s expense, and (ii) the Indemnified Party in any event may choose to continue to participate in the defense and/or settlement with counsel of its own choosing at its own expense.

10. Fees.

(a) Fees for Services. Services shall be provided at the price set forth in the SOW. Supplier shall not increase such price during the term or any renewal of the SOW. Additional work by Supplier outside the original scope of work in the SOW shall not be charged unless specifically agreed in a writing signed by the parties. Any work performed by Supplier and not specifically authorized by Company in writing shall be considered gratuitous and Supplier shall have no right or claim whatsoever to any form of compensation.

(b) Most-Favored Customer. The parties to this Agreement intend that Company shall have the status of a most-favored customer with respect to matters of pricing and other material terms, including without limitation, warranty, liability and indemnification. If Supplier offers more favorable terms to any of its other customers during the term of this Agreement or any SOW, Company shall be entitled to the more favorable terms for all Services from and after the date of such offer. Company reserves the right to re-open price negotiations at any time as necessitated by changing market conditions or the addition of services.

(c) Purchase Orders, Invoices and Payment. Company shall issue a purchase order on or about the time of execution of a SOW. Notwithstanding the execution of a SOW, Company shall be liable only for Services ordered by written purchase order to Supplier. In the event of any conflict between the pre-printed terms and conditions on a purchase order and the relevant SOW and this Agreement, the terms of the SOW and this Agreement shall prevail. Supplier shall invoice Company monthly in arrears unless otherwise expressly specified in the applicable SOW. At its option, Company shall pay undisputed charges (i) at a discount of [***] percent ([***]%) if paid within seven (7) days of Company’s receipt of a correct invoice, or (ii) within forty-five (45) days of Company’s receipt of a correct invoice. If goods are provided in connection with the Services, Supplier shall separately itemize the charges for goods and the charges for Services.

(d) Volume Credits. Supplier shall offer discounts to Company on the following schedule, if Company’s monthly billing from Supplier (for Services under this Agreement and any/or other agreements) reaches the applicable breakpoints:

Monthly Billing	% Credit
Up to $[***]	[	***]%
$[***]	[	***]%
Above $[***]	[	***]%

(e) Expenses. To the extent set forth in the applicable SOW, appropriate travel and reasonable out-of-pocket expenses incurred by Supplier in connection with the Services performed shall be invoiced and reimbursed by Company to Supplier. Supplier agrees that any such expenses for which Supplier shall seek reimbursement from Company shall be in accordance with Company’s general policies for such expenses applicable to providers of goods and/or services to Company and must be approved in writing in advance by Company.

AssetMark Master Services Agreement

(f) Taxes.

    (i)     Each party shall be responsible for any personal property taxes on property it owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or gross receipts.

    (ii)     Supplier shall be responsible for any sales, use, excise, value-added, services, consumption, and other taxes and duties payable by Supplier on any goods or services used or consumed by Supplier in providing the Services hereunder, or any subsequent amendment or modification hereto, if the tax is imposed on Supplier’s acquisition or use of such goods or services and the amount of tax is measured by Supplier’s costs in acquiring such goods or services.

    (iii)     Company shall be responsible for any sales, use, excise, value-added, services, consumption, and other similar taxes and duties assessed on any fees charged by Supplier to Company in the performance of this Agreement. Company may report and (as appropriate) pay such taxes directly if Company provides Supplier with a direct pay or exemption certificate. Notwithstanding the foregoing, Supplier shall be solely responsible for any taxes levied by any governmental authority or jurisdiction in India or other jurisdiction outside the United States or any change in taxation initiated by any governmental authority or jurisdiction in India or other jurisdiction outside the United States, including any and all Service taxes instituted after the Effective Date.

    (iv)     The parties agree to cooperate with each other to enable each to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible. Supplier’s invoices shall separately state the amounts of any taxes Supplier is proposing to collect from Company. Each party shall provide and make available to the other any resale or direct pay certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials, or services, and other exemption certificates or information reasonably requested by either party.

    (v)     Supplier shall promptly notify Company and coordinate with Company the response to and settlement of, any claim for taxes asserted by applicable taxing authorities for which Company is alleged to be financially responsible hereunder. At Company’s option and expense (including, if required by a taxing authority, payment of any such tax, interest or penalty prior to final resolution of the issue) Company shall have the right to request, which request shall not be denied, delayed, subject to any conditions, or withheld by Supplier, to seek administrative relief, a ruling, judicial review (original or appellate level) or other appropriate review (“Proceeding”) (in a manner deemed appropriate by Company), as to the applicability of any tax, interest or penalty, or to protest any assessment and participate with Supplier in any legal challenge to such assessment. Notwithstanding the above, Company’s liability for such taxes is conditioned

AssetMark Master Services Agreement

upon Supplier providing Company notification within five (5) business days of receiving any proposed assessment of any additional taxes, interest or penalty due by Supplier, and Supplier shall provide Company with the necessary authority or powers of attorney to enable Company the opportunity to participate or have other appropriate review as to the applicability of any such taxes prior to any assessment of additional taxes. When requested by Company and at such entity’s expense, Supplier shall cooperate with and/or allow Company to participate with Supplier in any such Proceeding, protest or legal challenge related to matters for which Company is alleged to be financially responsible. Notwithstanding the foregoing, Company’s participation in any Proceeding shall not prohibit or inhibit Supplier from concluding or resolving matters related to Supplier’s other clients, provided, however, that Supplier shall not pay any claimed liability relating to Company or settle any Proceeding unless Company has consented to such payment or settlement.

    (vi)     Supplier shall, upon the request of Company, expressly assign its right to any and all refund claims relative to Company’s payment of any sales, use, excise, value-added, services, consumption, and other taxes and duties (hereinafter referred to as “Tax” or “Taxes”) paid to Supplier pursuant to this Agreement, or at the request of Company, provide Company with a power of attorney designating Company as Supplier’s duly authorized representative in a form sufficient to permit Company to make a refund claim for any said Taxes paid by Company pursuant to this Agreement. Supplier acknowledges and agrees that any refund claim assigned to Company hereunder or subject to a power of attorney granted to Company hereunder shall not be subject to any right of offset or limited in any respect. In the event the taxing authority does not allow a Supplier to assign its right to a refund claim or grant a power of attorney to Company to file a refund claim, Supplier shall, upon the request of Company, file an amended return or refund claim for Taxes paid by Company to Supplier. Supplier acknowledges and agrees that it shall pass on to Company, without any right of offset, any Tax refunds received by Supplier with respect to Company’s previous payment of Taxes pursuant to this Agreement. In the event Supplier has any outstanding tax liabilities with any taxing authority which would prevent Company from directly obtaining a refund of taxes paid to Supplier through an assignment of such right or power of attorney as provided herein, or would prevent Supplier from obtaining such refund directly from said taxing authority, Supplier acknowledges and agrees that Supplier shall directly reimburse Company for all such taxes paid to Supplier by Company without any right of offset or other limitation.

(g) Audits and Records. Supplier shall, at its sole cost and expense, maintain complete and accurate books and records regarding its performance of the Services, compliance with this Agreement, compliance with applicable laws and regulations, and the fees and costs charged to Company, covering all activities and transactions arising out of, or relating to this Agreement and shall keep such records for not less than three (3) years after termination. Company and its duly authorized representatives shall have the right, upon forty-eight (48) hours prior notice, during normal business hours for the Term of this Agreement, and for a period of three (3) years following the termination hereof for any reason, to examine and copy (without charge to Company) such books and records, and all other documents and materials in the possession or under the

AssetMark Master Services Agreement

control of Supplier, with respect to the subject matter and terms of this Agreement that, in Company’s reasonable judgment have a bearing on or pertain to matters, rights, duties or obligations covered by this Agreement, including without limitation the right to verify Supplier’s overhead costs and rates. Company and its authorized representative shall have access to Supplier’s facilities that service Company, shall be permitted by Supplier to interview current or former employees of Supplier with respect to matters pertinent to Supplier’s performance of this Agreement, shall have access to all necessary records, and shall be furnished, without charge, adequate and appropriate workspace in order to perform the examinations provided for under this subsection. The cost for any such on-site audit shall be borne by Company. Should an audit reveal that the Supplier, has overcharged Company, whether intentionally or inadvertently, then Company shall be entitled to a refund in the amount of the overcharge, plus interest at the maximum rate allowed by law. In the event of an overcharge in excess of ten percent (10%) of the amounts actually due Supplier hereunder, Supplier shall reimburse Company for the reasonable cost of the audit. The exercise by Company of any right to audit under this or any other Section of this Agreement at any time or times or the acceptance by Company of any statement or the payment thereof by Company shall be without prejudice to any of Company’s rights or remedies and shall not bar Company from thereafter disputing the accuracy of any payment or statement, and the Supplier shall remain fully liable for any amounts found to be due under this Agreement.

11. Dispute Resolution.

(a) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California without regard to any of its choice of law principles that would require the application of the law of any other jurisdiction. Notwithstanding the foregoing, the parties agree that the Uniform Computer Information Transactions Act (UCITA), if and to the extent enacted in such State, shall not apply to this Agreement or any performance hereunder and the parties expressly opt-out of the applicability of UCITA to this Agreement.

(b) Dispute Resolution.

    (i)     Arbitration. This Agreement is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the Federal Arbitration Act, 9 U.S.C. Section 1 et seq. Any dispute arising out of or relating to this Agreement shall be resolved by binding arbitration by three arbitrators in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. Arbitration proceedings shall take place in the city of Company’s location or such other location designated by Company. Except as may be required by law, neither party nor an arbitrator may disclose the existence, content, status or results of any arbitration hereunder without the prior written consent of both parties. The procedures specified in this Section shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement or any SOW hereunder except as otherwise expressly provided in this Agreement. If each of the countries in which Supplier will be performing the Agreement is a signatory to the New York Convention on the Recognition and Enforcement of Arbitral Awards, the arbitration award shall be enforceable under the convention in all relevant foreign jurisdictions.

AssetMark Master Services Agreement

    (ii)     Exceptions. This Section shall not be construed to prevent a party from instituting, and a party is specifically authorized to initiate formal legal proceedings at any time (A) to obtain or preserve a superior position (or maintain parity) with respect to other creditors, (B) to include the other party in a third party action in which indemnification may be sought pursuant to this Agreement, (C) to seek equitable relief to protect a party’s CI or Company’s or Company Affiliates’ PI or other intellectual property, or (D) when expressly permitted pursuant to this Agreement.

12. Insurance.

(a) Supplier shall obtain and keep in force the following insurance issued by insurance carriers with an A.M. Best rating of A- or better and with the following minimum limits:

    (i)     General Liability Insurance with limits not less than $2 million per occurrence with a $5 million umbrella

    (ii)     Auto Liability Insurance with limits not less than $1 million per occurrence;

    (iii)     Professional Errors and Omissions Insurance covering the activities of Supplier written on a “claims made” basis with limits not less than $5 million per claim;

    (iv)     Crime Insurance covering the activities of Supplier written on a “claims made” basis with limits not less than $2 million per claim;

    (v)     Network Security/Privacy Liability (Cyber Liability) Insurance in the amount of $5 million dollars per occurrence including but not limited to protection of private or confidential information whether electronic or non-electronic; network security and privacy liability; protection against liability for systems attacks, denial or loss of service, introduction, implantation or spread of malicious software code; protection against liability for security breach, unauthorized access and use of data including regulatory action expenses and notification and credit monitoring expenses. [Part of E&O Insurance for the Supplier]

    (vi)     Worker’s Compensation Insurance with minimum limits as required by state law in the applicable jurisdictions;

    (vii)     Employer’s Liability Insurance with limits not less than $1 million per injury; and

    (viii)     Such other insurance as the Company may reasonably require.

AssetMark Master Services Agreement

(b) Supplier shall name Company, Company Affiliates, and Company’s and Company Affiliates’ officers, directors, employees and agents as additional insureds on the General Liability and Auto Liability policies. Supplier agrees to require its insurers to waive all rights of subrogation. Supplier shall provide proof of insurance to Company upon Company’s request. The amount and/or availability of Supplier’s insurance shall in no way limit or impact Supplier’s liability pursuant to this Agreement.

13. Miscellaneous Provisions.

(a) English. The governing version of this Agreement shall be the version signed by the parties in English. All records and documentation to be maintained by Supplier under this Agreement and all deliverables and written materials to be provided by Supplier hereunder shall be in English or Supplier shall, at no additional cost to Company, promptly provide an English translation at Company’s request. All Supplier personnel who will be responsible for directly communicating with Company shall be fluent in English.

(b) Currency. Notwithstanding any provision to the contrary in the Agreement, unless expressly agreed otherwise by the parties in writing, all amounts and payments shall be in United States Dollars.

(c) Company Records. Supplier shall maintain accurate records of all amounts billable to, and payments made by, Company pursuant to this Agreement in accordance with generally accepted accounting principles. Supplier also shall retain all records and documentation of Supplier relating to Services, including invoices, correspondence, contracts, and service logs, for a period of seven (7) years following the expiration or termination of the applicable SOW. Company shall have access to and the right to copy such records, upon prior written request to Supplier, at all reasonable times during Supplier’s normal business hours during the period in which Supplier is required to maintain such records. Supplier further agrees to cooperate to the fullest extent possible with any request for records or other information submitted by Company or on its behalf and relating to any request or order Company receives from any state or federal court, agency or administrator.

(d) Non-solicitation. During the term of this Agreement and for one (1) year thereafter, except as provided below, neither party will, and will ensure that their affiliates do not, directly or indirectly employ or hire, solicit or endeavor to entice away, employ or hire (or purport to do any of the same), any person who is then, or has within the preceding year been, an employee or individual contractor of the other Party or of an Affiliate of the other Party and involved directly in the performance of any Statement of Work, except with the prior written consent of the other Party. Such consent may be withheld in the other Party’s sole discretion. Notwithstanding the foregoing, neither Party shall be precluded from (i) hiring an employee of the other Party who independently approaches the Party, or (ii) conducting general recruiting activities, such as participation in job fairs or publishing advertisements in publications or on Web sites for general circulation.

AssetMark Master Services Agreement

(e) Independent Contractor. Supplier’s employees and agents are independent contractors with respect to Company, and Supplier shall be solely responsible for their supervision, daily direction and control. Nothing in this Agreement shall be construed to create a partnership, joint venture, or agency relationship between the parties. Nothing in this Agreement shall be interpreted or construed as creating the relationship of employer and employee between Company or its Affiliates and either Supplier or any employee or agent of Supplier. Each party shall be solely responsible for payment of all compensation owed to its employees and agents, and for all federal and state income tax withholding, Social Security taxes, and unemployment insurance applicable to such personnel as employees of the applicable party. Each party shall bear sole responsibility for any health or disability insurance, retirement benefits, or other welfare or pension benefits (if any) to which such party’s employees and agents may be entitled. Each party agrees to indemnify and hold harmless the other party, its Affiliates, and each of such other party’s or such other party’s Affiliates’ directors, officers, employees and agents, against any claims that the indemnified party has failed to pay compensation or taxes or provide insurance or benefits for employees or agents of the indemnifying party.

(f) Assignment/Subcontracting/Outsourcing. This Agreement and any SOW hereunder may not be assigned, subcontracted, or outsourced in whole or in part without the prior written consent of the other party, except to (i) an Affiliate, or (ii) any successor to all or substantially all of the stock or assets of the assigning party via merger, acquisition or other similar corporate transaction. Any other purported assignment, subcontracting or outsourcing without consent, shall be deemed null and void and of no effect. Supplier shall remain responsible for permitted assignees’, subcontractors’, and outsourcers’ performance pursuant to this Agreement as if Supplier performed the Services itself and shall ensure that all such entities and their employees and agents are bound by and comply with the terms and conditions of this Agreement, including without limitation, the Sections regarding intellectual property and nondisclosure. Any failure of the foregoing to comply with the relevant requirements of this Agreement shall be deemed a breach by Supplier.

(g) Force Majeure. Except as set forth below, neither party shall be in default or otherwise liable for any delay in or failure of its performance under this Agreement or any SOW to the extent such delay or failure arises by reason of any act of God, any governmental requirement or war; provided, that if Supplier is the party experiencing such failure, it shall have exhausted the procedures described in its business continuity plan. A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (i) notify the other party of the nature and extent of any such condition referred to in the preceding sentence, and (ii) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible. If a force majeure event causes a material failure or delay in the performance of any Services for more than five (5) consecutive days, Company may, at its option, and in addition to any other rights Company may have, procure such Services from an alternate source until Supplier is again able to provide such Services, and Supplier shall be liable for all payments made and costs incurred by Company required to obtain the Services from such alternate source during such period. Company shall not be required to pay for Services not delivered due to a force majeure event. Company may terminate at its option the whole or any part of any SOW if such a situation continues for at least fifteen (15) days, and if Company elects a partial termination, the provisions of this Agreement related to SOW termination shall apply to the part of the SOW terminated. Company may elect additional terminations, in whole or in part, for as long as the situation continues.

AssetMark Master Services Agreement

(h) Entire Agreement. This Agreement and all attachments thereto (including without limitation all SOWs referencing this Agreement) shall constitute the complete agreement between the parties and supersedes all previous agreements or representations, written or oral, with respect to the Services described herein. In particular, no shrink-wrap, click-wrap, privacy policies or other terms and conditions or agreements (“Additional Terms”) provided with any products, services, documentation, or software hereunder, including any updates thereto, shall be binding on Company, even if use of such items requires an affirmative “acceptance” of those Additional Terms before access is permitted. All such Additional Terms shall be of no force or effect and shall be deemed rejected by Company in their entirety. This Agreement may be executed in multiple originally signed versions which together shall constitute one agreement. A facsimile signature shall have the same force and effect as an original signature. This Agreement may not be modified or amended except in a SOW or other writing signed by the parties.

(i) Survival. The provisions of this Agreement or any SOW which give the parties rights beyond the termination or expiration of this Agreement or such SOW shall survive such termination or expiration, including without limitation, the sections titled Term and Termination, Nondisclosure, Intellectual Property, Limitations on Liability, Indemnification, Fees, Dispute Resolution, and Miscellaneous.

(j) Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision or provisions held to be invalid or unenforceable.

(k) Waiver. No waiver shall be deemed to be made by any party of any of its rights hereunder unless the same shall be in a writing signed by the waiving party, and any waiver shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights or the obligations of any party in any other respect at any other time.

(l) Headings. Section headings herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(m) Notices. All notices, including notices of address change, required to be sent hereunder shall be in writing and shall be deemed to have been given when mailed by overnight delivery, when faxed with confirmation of transmission or when delivered by hand (i) if to Company, the Company Project Manager at the address in the relevant SOW, with a copy to: General Counsel, at 1655 Grant Street, 10th Floor, Concord, CA 94520, facsimile 866-737-5055, or (ii) if to Supplier, to the Supplier Project Manager at the address in the relevant SOW, with a copy to Yelena Kharisova, at Incedo Inc., 2350 Mission College Blvd, Suite# 246, Santa Clara, CA 95054.

AssetMark Statement of Work

Exhibit A

SOW Form

This Statement of Work No. __ forms a part of and is subject to that certain Master Services Agreement by and between [Supplier full legal name] (“Supplier”) and [AssetMark Entity full legal name] (“Company”) dated as of __________, 20__ (the “Agreement”). This document constitutes a SOW as defined in the Agreement. Capitalized terms not otherwise defined herein shall have the meaning assigned in the Agreement. The commencement date of this SOW shall be _______________, 20__ (“Commencement Date”).

[Insert this sentence if AssetMark party to the SOW is not the same as the AssetMark party to the MSA.] [SOW contracting AssetMark entity—full legal name], a _______________________ corporation, is the Company Affiliate executing this SOW.

This SOW shall have a term of __________, [with automatic renewals for successive __________ terms, unless Company provides Supplier written notice of non-renewal at least sixty (60) days prior to the end of the then-current term.]

Company Project Manager:

Name:

Address:

Telephone:

Fax:

Supplier Project Manager:

Name:

Address:

Telephone:

Fax:

Description of the Services: [Provide clear, objective description of the services and deliverables. Include/attach requirements or specifications, if applicable. Include service levels, if applicable.]

Duration of Services with beginning and end dates and project milestone dates, if applicable:

Acceptance Criteria and Process: [Describe any additional warranties, acceptance criteria, process for submitting deliverables, timeframe for identifying defects, and Supplier obligations to cure defects]

AssetMark Master Services Agreement

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the Effective Date.

Incedo, Inc.

By:	/s/ Rena Nigam

Print Name: Rena Nigam
Title: President
Date: August 1, 2017

ASSETMARK, INC.

By:	/s/ Mukesh Mehta

Print Name: Mukesh Mehta
Title: CIO
Date: 8/1/ 2017

AssetMark Statement of Work

Fees: [Specify fee and whether a fixed fee or based upon time and materials. If based upon time and materials, include rate schedule and a not-to-exceed price. Specify if AssetMark entity is to pay Supplier’s travel or other expenses.]

Company responsibilities: [Specify any project specific responsibilities of Company. Insert any third party licenses or other agreements Company must obtain to use the Services. If none, delete this section.]

[Company Affiliate:]	[Supplier:]

Signature:	Signature:

Name:	Name:

Title:	Title:

Date:	Date:

AssetMark Exhibits

Exhibit B

AssetMark ODC Controls and Security Policy, June 5, 2017

(incorporated by reference)

Exhibit C

Standards of Business Conduct For Suppliers and Contingent Workers, effective 03262014

(incorporated by reference)